Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF

TEVOGEN BIO HOLDINGS INC.

Tevogen Bio Holdings Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), for the purpose of amending its Certificate of Incorporation, as amended (the “Certificate of Incorporation”), in accordance with the DGCL, does hereby make and execute this Certificate of Amendment to the Certificate of Incorporation, and does hereby certify that:

1.	The Board of Directors of the Corporation, by the unanimous written consent of its members, adopted resolutions setting forth the proposed amendment of the Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders in accordance with the provisions of Section 242 of the DGCL. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article I of the Certificate of Incorporation of the Corporation be amended in its entirety as follows:

“The name of the corporation is Tevogen Inc. (the “Corporation”).”

2.	The Certificate of Amendment to the Certificate of Incorporation has been duly adopted and approved by the Board of Directors by unanimous written consent without a vote of stockholders in accordance with the provisions of Section 242 of the DGCL.

3.	Except as amended hereby, the provisions of the Certificate of Incorporation shall remain in full force and effect.

4.	This Certificate of Amendment to the Certificate of Incorporation shall be effective as of July 30, 2026.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, I have signed this Certificate of Amendment this 29th day of July, 2026.

TEVOGEN BIO HOLDINGS INC.

By:	/s/ Ryan Saadi
Name:	Ryan Saadi
Title:	Chief Executive Officer